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                                                                     Exhibit 4.4


              SECOND AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT


         THIS SECOND AMENDMENT, dated as of January 20, 1997 (this "Second Amendment"), is to the Preferred Shares Rights Agreement, dated as of September 21, 1994, between Target Therapeutics, Inc., a Delaware Corporation (the "Company"), and The First National Bank of Boston, as Rights Agent (the "Rights Agent"), as amended by the First Amendment thereto, dated as of May 7, 1996, between the Company and the Rights Agent (as so amended, the "Rights Agreement").

         Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, prior to the Distribution Date (as defined in the Rights Agreement), amend any provision of the Rights Agreement without the approval of any holders of certificates representing the common stock of the Company. The Company now desires to amend the Rights Agreement as set forth in this Second Amendment. Pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Second Amendment.

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence immediately following the words "pursuant to the terms of any such plan.":

            "Notwithstanding the foregoing, Boston Scientific Corporation, a Delaware corporation, together with its Subsidiaries (as hereinafter defined) and Affiliates (as hereinafter defined) ("Boston Scientific"), shall not be deemed to be an Acquiring Person by reason of (1) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of January 20, 1997, among Boston Scientific, Patriot Acquisition Corp., and the Company (the "Merger Agreement"), or (2) the consummation of the transactions pursuant to the Merger Agreement."

         2. Amendment of Section 1(h). Section 1(h) of the Rights Agreement is hereby amended by adding the following sentence immediately following the words "shares of Common Stock then outstanding.":

            "Notwithstanding the foregoing, no Distribution Date shall be deemed to have occurred by reason of (1) the approval, execution or delivery of the Merger Agreement, or (2) the consummation of the transactions pursuant to the Merger Agreement."
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         3. Amendment of Section 1(t). Section 1(t) of the Rights Agreement is
hereby amended by adding the following sentence immediately following the words "Section 13(a) hereof.":

            "Notwithstanding the foregoing, no Section 13 Event shall be deemed to have occurred by reason of (1) the approval, execution or delivery of the Merger Agreement, or (2) the consummation of the transactions pursuant to the Merger Agreement."

         4. Amendment of Section 1(u). Section 1(u) of the Rights Agreement is hereby amended by adding the following sentence immediately following the words "shall be deemed to have occurred.":

            "Notwithstanding the foregoing, no Shares Acquisition Date shall be deemed to have occurred by reason of (1) the approval, execution or delivery of the Merger Agreement, or (2) the consummation of the transactions pursuant to the Merger Agreement."

         5. Amendment of Section 1(y). Section 1(y) of the Rights Agreement is hereby amended by adding the following sentence immediately following the words "becoming an Acquiring Person.":

            "Notwithstanding the foregoing, no Triggering Event shall be deemed to have occurred by reason of (1) the approval, execution or delivery of the Merger Agreement, or (2) the consummation of the transactions pursuant to the Merger Agreement."

         6. Amendment of Section 1(k). Section 1(k) of the Rights Agreement is hereby amended to read in its entirety as following:

            "'FINAL EXPIRATION DATE' shall mean the earlier of (1) September 21, 2004, and (2) the Effective Date (as defined in the Merger Agreement)."

         7. Effectiveness. This Second Amendment shall be deemed effective as of January 20, 1997, as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         8. Miscellaneous. This Second Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Second Amendment may be executed in any number of counterparts, each of which counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be duly executed as of the date set forth above.

                               TARGET THERAPEUTICS, INC.


                               /s/ Robert E. McNamara
                               ---------------------------------
                               Name:  Robert E. McNamara
                               Title: Chief Financial Officer


                               THE FIRST NATIONAL BANK OF BOSTON



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